ASSET PURCHASE AGREEMENT

     AGREEMENT dated as of June 20, 2000 (the "Agreement"), by and among Frontline Communications Corp. a Delaware corporation, having an address at One Blue Hill Plaza, Suite 1548, Pearl River, New York ("Purchaser"); DelaNET, Inc., a Delaware corporation, with a principal place of business at 262 Quigley
Boulevard, New Castle Delaware, 19720 ("Seller"); Michael Brown, a 45.05% shareholder in Seller with an address at 2 Misty Court, Newark, Delaware 19702 and Donald McIntire, a 45.05% shareholder in Seller with an address at 432
Hickory Ave., Carney's Point, New Jersey 08069 (Brown and McIntire are collectively referred to herein as the "Shareholders").

                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, Seller is in the business of, inter alia, providing dial-up, leased-line access, DSL, wireless access, web hosting services and co-location space to individuals and businesses in the states of Delaware, New Jersey, Pennsylvania and Maryland (the "Business"); and

          WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all of the Business and assets of Seller, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. Purchase and Sale.

          1.1. Purchase and Sale Agreement. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 2 hereof) Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase from Seller the Assets (as defined in Section 1.2 hereof), free and clear of any and all liens, claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever other than those reflected on
     Schedule 1.1.

          1.2. Purchased Assets. As used in this Agreement, the term "Purchased Assets" shall mean all of the properties and assets listed in Schedule 1.2, which are owned by the Seller or otherwise employed, used or available for use in the Business, real and personal, tangible and intangible, of every kind and nature, wherever located, including: 1) all assets, trademarks, trade names, service marks, patents, contracts and other similar rights; 2) all dial-up, corporate and similar accounts (including approximately 9,300 internet service subscribers, and a current annualized revenue base of approximately $1.93 Million); 3) all other customer and client bases; 4) all rights and interest to all potential and actual future dial-up and dedicated subscribers, including those contacting Seller for the purpose of obtaining dial-up Internet access, web development and hosting; 5) all hardware and equipment (including but not limited to routers, servers and modems), software and related assets, including e-mail servers, systems and

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     addresses;  6) all web servers,  systems and  addresses;  7) all  telephone numbers, services,  contracts and leases; 8) all rights and interest in all
     current  marketing  and  advertising  contracts,   materials  and  efforts,
     including but not limited to the current telephone yellow page ads; 9) all rights to Seller's name and logos; 10) the domain name "delanet.com" and any other domain names registered to the Seller; 11) all accounts and notes receivable, cash and cash equivalents; 12) two year non-compete agreements entered into by the Shareholders and the Seller, as set forth in Section
     6.2;  and  13)  two  year  consulting   agreements   entered  into  by  the
     Shareholders, as set forth in Exhibit A.

          1.3. Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 2 below), Purchaser shall assume, and shall only assume Seller's obligations which are set forth on Schedule 1.3 (the "Assumed Liabilities"); provided, however, that anything in this Agreement contained to the contrary notwithstanding, liabilities and obligations of Seller, the existence of which constitutes a breach of any of the representations or warranties made by Seller in this Agreement or in any document delivered by it pursuant hereto, including, without limitation, any liability for income or other taxes, penalties and interest thereon, accrued or assessed against the Seller by any governmental authority prior the Closing Date, shall not constitute Assumed Liabilities. All liabilities which are not included among the Assumed Liabilities are deemed "Retained Liabilities". As of the Closing Date, the Assumed Liabilities should not exceed the total tangible assets as set forth in Schedule 1.2.

          1.4. Consideration. Subject to Section 1.5 below, the consideration to be paid by Purchaser to Seller for the Assets will be Three Million Fifty Thousand Dollars ($3,050,000) (the "Purchase Price") to be paid as follows:

          a. One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) cash shall be paid to Seller on the Closing Date in immediately available funds (the "Cash Consideration"), plus an additional;

          b. Two Hundred Fifty Thousand Dollars ($250,000) cash, shall be placed in escrow on the Closing Date (the "Escrowed Amount") and distributed in accordance with the Escrow Agreement attached hereto as Exhibit B;

          c. Two Hundred Thousand (200,000) shares of the Purchaser's unregistered Common Stock, par value $0.01 per share (the "Share Consideration") valued (solely for the purposes of determination of the amount of the Note, as defined below) based upon the average closing bid price as reported by the American Stock Exchange for the twenty (20) trading days prior to the Closing Date. The Share Consideration shall be subject to certain lock-up limitations as set forth in the Lock-Up Agreement annexed hereto as Exhibit C.

          d. The remainder of the Purchase Price (i.e., the Purchase Price less the Cash Consideration less the Escrowed Amount less the value of the Share Consideration at Closing) shall be paid pursuant to the terms of the convertible note (the "Note") annexed hereto as Exhibit D.

          e.   The  Purchase  Price shall be  allocated as set forth in Schedule
               1.4.


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          1.5. Purchase Price Adjustment.  The Escrowed Amount shall be adjusted in accordance with the Escrow Agreement attached hereto as Exhibit B. To the extent that on the ninetieth (90th) day following the Closing Date (the "Transition Period") the number of internet service subscribers of the Seller is less than 9,250 (the "Customer Shortfall") (including, for the purposes of this Section 1.5, any subscriber whose service is provided on a complimentary basis), the Escrowed Amount shall be reduced by $150 for each
     internet   service   subscriber   less  than  9,250  (the  "Purchase  Price
     Adjustment"). Purchaser agrees not to raise customer rates during the Transition Period. For the purpose of this Section 1.5, an "Internet Service Subscriber" shall be defined for the purposes of this Section 1.5 as each service billed for by Seller to a customer, including, for purposes of illustration only, dial up access; domain e-mail (to the extent that Seller currently bills for such services); web site hosting; dedicated line services; and Real Audio accounts. It is recognized that individual customers may purchase more than one of such services, in which case such customer shall be counted for purposes of this Agreement and the Escrow Agreement as more than one "Internet Service Subscriber."

               Any Escrowed Amount pursuant to paragraph I.4(b) above remaining on the 91st day following the Closing Date shall be immediately delivered to the Seller in accordance with the terms of the Escrow Agreement. To the extent the aggregate Purchase Price Adjustment as determined above exceeds the Escrowed Amount, the excess amount due shall be delivered by the Seller to the Purchaser on the 91st day following the Closing Date.

          1.6. Pre-Paid Accounts. Purchaser agrees to accept the Seller's pre-paid accounts as of the Closing Date.

          1.7. Accounts Payable. As of the Closing Date, the total accounts payable to be assumed by the Purchaser (the "Accounts Payable"), as set forth on Schedule 1.7, shall not exceed $646,930.23 The parties acknowledge that the Accounts Payable set forth on Schedule 1.7 include certain disputed invoices in the amount of $223,302.00, as indicated on Schedule
     1.7. The Shareholders agree, subsequent to the Closing Date, to continue to dispute such invoices in an attempt to reduce the Accounts Payable, which savings shall inure to the benefit of the Purchaser.

     2. The Closing. The closing of the transactions contemplated by this Agreement will take place at the offices of the Purchaser as soon as practicable, but in no event later than June 20, 2000 (the "Closing Date") or such later date as shall be agreed to by the parties.

          2.1. Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver the following:

               (a) copies of resolutions adopted by the Board of Directors of Purchaser authorizing Purchaser to execute and deliver the Purchaser Documents (defined in Section 4.2 hereof) to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein, which shall be duly certified by the Secretary or Assistant Secretary of Purchaser;


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               (b)  certificate  of the  Secretary  or  Assistant  Secretary  of
          Purchaser certifying as to (i) the performance of the Purchaser's obligations hereunder and under the Purchaser Documents; (ii) the accuracy of the Purchaser's representations and warranties hereunder and under the Purchaser Documents and (iii) the incumbency and specimen signatures of the officers of Purchaser executing the Purchaser Documents on behalf of such corporation;

               (c) the Cash Consideration as set forth in Section 1.4(a);

               (d) $250,000 in immediately available funds to the escrow agent under the Escrow Agreement;

               (e) 200,000 duly authorized issued shares of Common Stock, par value $.01, of Purchaser;

               (f) the Note as set forth in Section 1.4(c);

               (g) two year Consulting Agreements between Purchaser and Brown and McIntire (the "Consulting Agreements"), in the form annexed hereto as Exhibits E and F;

               (h) Escrow Agreement in the form annexed hereto as Exhibit B;

               (i) A Registration Rights Agreement in the form annexed hereto as Exhibit G; and

               (j) Closing Side Letter relating to bank account access and collection of accounts receivable in the form annexed hereto as Exhibit H.

          2.2. Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Purchaser, the following:

               (a) Copies of resolutions adopted by the Seller authorizing Seller to execute and deliver the Seller Documents (defined in section
          3.3 hereof) to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein, duly certified by the Secretary or Assistant Secretary of Seller;

               (b) Certificate of the Secretary or Assistant Secretary of Seller certifying as to (i) the performance of the Seller's obligations hereunder and under the Seller Documents; (ii) the accuracy of the Seller's representations and warranties hereunder and under the Seller Documents and (iii) the incumbency and specimen signatures of the officers of Seller executing the Seller Documents on behalf of such corporation;

               (c) Legal opinion of Richards, Layton & Finger, counsel for Seller in the form and substance attached hereto as Exhibit I;


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               (d) Duly  executed  "Registrant  Name  Change  Agreement  Version
          3.0-Transfers" with proof of submission to Network Solutions, Inc., authorizing the transfer of domain name(s) set forth in Schedule 3.12 to Purchaser;

               (e) Bill of Sale and Assignment pursuant to Section 6.7 in the form attached hereto as Exhibit J;

               (f) A current customer count certified as accurate by the Seller in the form attached hereto as Exhibit K;

               (g) Duly executed Lock-Up Agreements on behalf of the Seller in the form attached hereto as Exhibit C; and

               (h) Documentation sufficient to transfer authority and all control of Seller's bank account(s) to Purchaser.

          2.3. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     3. Representations and Warranties as to Seller. Seller and Shareholders each represent and warrant to Purchaser as follows:

          3.1. Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full power and authority to (i) own, lease and operate its properties, (ii) carry on the Business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by Seller, or the conduct of the Business makes it necessary for Seller to qualify to do business as a foreign entity except where such failure to qualify would not, in the aggregate, have a material adverse effect on the Business.

          3.2. Interests in Other Entities. There are no direct or indirect subsidiaries of Seller.

          3.3. Authority. The execution and delivery by Seller of this Agreement and of all of the agreements to be executed and delivered by Seller pursuant hereto (collectively, the "Seller Documents"), the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller and Seller has all necessary power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Seller and the Shareholders, and each of the other agreements to be delivered by them pursuant hereto will be, the valid and binding obligations of the Seller and the Shareholders, in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and


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


     subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

          3.4. Noncontravention. Except as provided in Schedule 3.4 to the best of the Seller's knowledge, neither the execution and delivery by Seller of this Agreement or of any other Seller Documents to be executed and delivered by them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by them of any of their obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Seller, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it may be bound, or except as set forth in Schedule 3.4, require any consent, approval or notice under the terms of any such document or instrument, or (b) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Seller, or (c) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the Purchased Assets, or (d) interfere with or otherwise adversely affect the ability of Purchaser to carry on the Business after the Closing Date on substantially the same basis as is now conducted by Seller except as the same would not, in the aggregate, have a material adverse effect on the Business. To the best of Seller's knowledge, no consent, approval or authorization of, or declaration, filing or registration with any government or regulatory authority is required to be made or obtained in order to permit the execution, delivery or performance of this Agreement by the Seller or the consummation of the transactions contemplated by this Agreement.

          3.5.  Absence  of  Undisclosed  Liabilities.  Except  as  provided  in
     Schedule 3.5, Seller has no material liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the balance sheet dated March 31, 2000, or (b) incurred in the ordinary course of business since March 31, 2000, or (c) in the case of other types of liabilities and obligations, expressly described in Schedule 1.3, or (d) incurred, consistent with past practice, in the ordinary course of business of Seller (in the case of liabilities and obligations of the type referred to in clause (a) above).

          3.6. Accounts and Notes Receivable. To the best of Seller's knowledge, the accounts and notes receivable set forth on Schedule 3.6 are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts receivable, if any, reflected thereon, and are not subject to offsets other than in the ordinary course of business. To the best of Seller's knowledge, the accounts receivable of Seller which were added after March 31, 2000, are good and collectible in the ordinary course of business, less the amount of the allowance(s) for doubtful notes receivable, if any, reflected thereon (which allowances were established on a basis consistent with prior practice), and are not subject to offsets other than in the ordinary course of business. The intangible assets reflected on the balance sheet dated March 31, 2000 and thereafter added consist of items which have


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


     been written down to net realizable value or adequately reserved against on the books and records of Seller. For purposes hereof, subscriber accounts are not deemed to be intangible assets.

          3.7. Absence of Changes. Except as provided in Schedule 3.7, since March 31, 2000, there have not been (a) any adverse change (other than in the ordinary course of business) in the condition (financial or otherwise), assets, liabilities, business, results of operations or cash flows of Seller (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by Seller of any right, or cancellation of any debt or claim, of substantial value, or (c) any changes in the accounting principles or methods which are utilized by Seller which, in the aggregate, would have a material adverse effect on the Business.

          3.8. Litigation. Except as set forth in Schedule 3.8, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of Seller, threatened, against or relating to Seller (solely as it may relate to the Business), the transactions contemplated hereby or any of the Purchased Assets. Except as provided in Schedule 3.8, there are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Seller, this Agreement, the transactions contemplated, the Business or any of the Purchased Assets, the effect of which is (a) to materially limit, restrict, regulate, enjoin or prohibit any business practice of Seller in any area, or the acquisition by Seller of any properties, assets or businesses, or (b) otherwise materially adverse to the Business or any of the Purchased Assets.

          3.9. No Violation of Law. To the best of the Seller's knowledge, Seller has not engaged and is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Seller, the Business or any of the Purchased Assets that would, in the aggregate, have a material adverse effect on the Business.

          3.10. Properties. All structures and equipment which are utilized in the Business, and are material to the condition (financial or otherwise) of Seller are owned or leased by Seller and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used. Schedule 3.10(a) sets forth all real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Seller, or which is subject to a title retention or conditional sales agreement or other security device. Schedule 3.10(b) sets forth all tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Seller.

          3.11. Intangibles/Inventions. Schedule 3.11 identifies (by a summary description) the Intangibles (as defined below) the ownership thereof and, if applicable, Seller's authority for use of the same, which Schedule is complete and correct and encompasses: (A) all United States and foreign patents, trademark and trade name


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     registrations,  trademarks  and trade  names,  brandmarks  and  brand  name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by Seller, and all applications therefor (collectively, the "Marks"),
     (B)  all  inventions,  discoveries,   improvements,   processes,  formulae,
     technology,   know-how,   processes   and  other   intellectual   property,
     proprietary   rights   and  trade   secrets   relating   to  the   Business
     (collectively, the "Inventions") and (C) all licenses and other agreements to which Seller is a party or otherwise bound which relate to any of the Intangibles or the Inventions or Seller's use thereof in connection with the Business (collectively, the "Licenses", and together with the Marks and the Inventions, the "Intangibles"). To the best of Seller's knowledge, no violations of the terms of any of the aforesaid licenses and/or agreements have occurred. Except as disclosed on Schedule 3.11, (A) Seller owns or is authorized to use in connection with the Business all of the Intangibles;
     (B) no proceedings have been instituted, are pending, or to the best knowledge of the Shareholers, is threatened which challenge the rights of Seller with respect to the Intangibles or its use thereof in connection with the Business and/or the Purchased Assets or the validity thereof and, there is no valid basis for any such proceedings except as would not, in the aggregate, have a material adverse effect on the Business; (C) neither Seller's ownership of the Intangibles nor their use thereof in connection with the Business and/or the Purchased Assets violates, to the best of Shareholders' knowledge, any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others except as would not, in the aggregate, have a material adverse effect on the Business; (D) none of the Intangibles, or Seller's use thereof in connection with the Business and/or the Purchased Assets is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance except as would not, in the aggregate, have a material adverse effect on the Business; and (E) Seller has not granted any license to third parties with regard to its Intangibles.

          3.12. Domain Names. Schedule 3.12 sets forth each and every domain name registered to the Seller and utilized by the Seller in the operation of the Business. Except as set forth as Schedule 3.12, there are no other domain names utilized by Seller .

          3.13. Systems and Software. Seller owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the businesses of Seller as presently conducted (collectively, "Systems"). Except as set forth in Schedule 3.13, to the best of Seller's knowledge, each System owned or used by Seller immediately prior to the Closing Date will be owned or available for use by Purchaser or its subsidiaries on identical terms and conditions immediately subsequent to the Closing Date. With respect to each System owned by a third party and used by Seller or its subsidiaries pursuant to lease, license, sublicense, agreement or permission, to the best of Seller's knowledge (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing Date; (c) no party to any such lease, license, sublicense, agreement or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, and permit termination, modification or
     acceleration  thereunder;   (d)  no
     party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) Seller has not granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; (f) Seller's use and continued use of such Systems does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business, except as would not, in the aggregate, have a material adverse effect on the Business.

          3.14. Certain Business Matters. Except as is set forth in Schedule 3.14, (a) Seller is not a party to or bound by any agreement which relates to the sale or distribution of any of the products and services of the Business, (b) Seller has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of the Seller, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Seller, (d) the product and service warranties given by Seller or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by Seller to Purchaser) entail no greater obligations than are customary in the Business, (e) other than as contemplated by this Agreement, Seller is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to Seller, and (f) other than contemplated by this Agreement, Seller is not a party to or bound by any agreement in which any officer, director or stockholder of Seller (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

          3.15. Approvals/Consents. To the best of Seller's knowledge, except as set forth on Schedule 3.15, Seller currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable pursuant to the transaction contemplated hereby without the payment of any penalty or the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. Schedule 3.15 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises.

          3.16. Suppliers. Schedule 3.16 sets forth all suppliers and vendors whose services are necessary to the continued operation of the Business. Seller does not have any reason to believe that the suppliers set forth in
     Schedule 3.16 will not continue to provide service to Purchaser on the same terms and conditions subsequent to the Closing Date.

          3.17. Certain Contracts. Schedule 3.17 is a complete and correct list of all contracts, commitments, indentures, mortgages, guarantees, debts, obligations, agreements and understandings which relate to the Business to which the Seller is a party or otherwise bound, not otherwise listed on any other schedule hereto. Complete and correct copies of all such contracts, commitments, indentures, mortgages, guarantees, debts, obligations, agreements and undertakings have been furnished by the Seller to

     Purchaser, and except as expressly stated on Schedule 3.17, to the best of Seller's knowledge, (1) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; (2) there has been no threatened cancellations thereof, there are no outstanding disputes thereunder and all amounts due thereunder have been paid in full as of the Closing Date; (3) none of them is materially burdensome to the Seller; and
     (4) except as set forth on Schedule 3.17, each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. To the best of Seller's knowledge, none of the material provisions of such contracts, commitments, indentures, mortgages, guarantees, debts, obligations, agreements and understandings violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Seller, the Business or the Purchased Assets which would, in the aggregate, have a material adverse effect on the Business.

          3.18. Guarantees. Schedule 3.18 hereto is a complete and accurate list and summary description of all written guarantees currently in effect heretofore issued by any of the Shareholders to any bank or other lender in connection with any credit extended by such creditors to the Seller or issued by the Shareholders in connection with any other contracts or agreements, including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing.

          3.19. Insurance. Schedule 3.19 is a complete and correct list and summary description of all contracts and policies of insurance relating to any of the Purchased Assets or the Business, in which Seller or any Shareholder is an insured party, beneficiary or loss payable payee. To the best of Seller's knowledge, such policies are in full force and effect as of the date hereof, and shall remain in effect through the Closing Date, all premiums due and payable with respect thereto have been paid as of the Closing Date, and no notice of cancellation or termination has been received by Seller with respect to any such policy.

          3.20. Banks; Powers of Attorney. Schedule 3.20 is a complete and correct list showing (a) the names of each bank in which Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Seller.

          3.21.  Employee  Arrangements.  To the  best  of  Seller's  knowledge,
     Schedule 3.21 is a complete and correct list and summary description of all current employees of Seller engaged in the Business, together with title and salary information. Except as disclosed in Schedule 3.21, to the best of Seller's knowledge, there are no (a) union, collective bargaining, employment, management, termination and consulting agreements to which Seller is a party or otherwise bound; (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; or (c) other plans or arrangements providing for benefits for employees of Seller. As of the Closing Date, all outstanding obligations to Seller employees, including without limitation payment for unused vacation, sick or personal time, bonuses, salaries, stock options, have been satisfied in full by the Seller.

          3.22. ERISA. Seller neither maintains nor, to the best of its knowledge, is obligated to contribute to an "employee pension benefit plan" ("Seller Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Seller's "welfare benefit plan" (collectively called "Seller Welfare Plans") as such term is defined in Section 3(1) of ERISA.

          3.23. Environmental Matters. Seller has obtained and, to the best of its knowledge, is in compliance with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws (as hereinafter defined). To the best of its knowledge, Seller has not released, discharged or disposed of on, under or about any facility currently or previously, owned, leased or controlled by Seller, any Hazardous Substance (as hereinafter defined), and to the best of Seller's knowledge, no third party has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by Seller, any Hazardous Substances (as hereinafter defined). To the best of its knowledge, Seller is in compliance with all applicable Environmental Laws. To be best of its knowledge, Seller has fully disclosed to Purchaser all past and present noncompliance with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals by it of any substance or waste regulated under or defined by Environmental Laws that have formed or could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws. Seller has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of Seller that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws. For purposes of this Section 3.23, (a) "Environmental Laws" mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to pollution or protection of the environment and (b) "Hazardous Substances" mean any toxic, caustic or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous substance" as defined in 42 U.S.C.
     Section 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

          3.24. Securities Act Representation. With regard to the Share Consideration or in the event of a conversion of the debt portion of the Purchase Price into Frontline Common Stock pursuant to the terms of the Note, Seller hereby represents that it is acquiring the Frontline Common Stock solely for investment purposes, with no intention of distributing or reselling any such stock or any interest therein. The Sellers are aware that the Frontline Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that neither the Frontline Common Stock nor any interest therein may be sold, pledged, or otherwise transferred unless the Frontline Common Stock is registered under the Securities Act or qualifies for an exemption under the Securities Act. Notwithstanding the foregoing, the parties recognize that Purchaser has granted Seller certain registration rights in the event of a conversion of the debt portion of the Purchase Price into Frontline Common Stock pursuant to the terms of the Note, the terms of which are set forth in the Registration Rights Agreement annexed hereto as Exhibit G.

          3.25. Taxes. Seller has made and shall continue to make current and timely payment of all Federal and applicable State sales, payroll and other applicable taxes which are due or may become due by reason of the operation of the Purchased Assets for the period prior to the Closing Date, including, but not limited to, the withholding tax liability set forth in
     Schedule 3.25, which debt constitutes a Retained Liability. There is no other outstanding tax liability except as set forth in Schedule 3.25.

          3.26. Information as to Seller. None of the representations or warranties made by Seller and the Shareholders in this Agreement is, or contained in any of the Seller Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     4. Representations and Warranties as to Purchaser. Purchaser represents and warrants to Seller, as follows:

          4.1. Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (i) own, lease and operate their properties, (ii) carry on their business as currently conducted by them and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by them pursuant hereto.

          4.2. Authority of Purchaser. The execution and delivery by Purchaser of this Agreement and of each agreement to be executed and delivered by it pursuant hereto (collectively, the "Purchaser Documents"), the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and Purchaser has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Purchaser each of the other agreements to be delivered by Purchaser pursuant hereto will be, the valid and binding obligation of Purchaser, to the extent they are a party thereto, in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

          4.3. Information as to Purchaser. None of the representations or warranties made by Purchaser in this Agreement, or contained in any of the Purchaser Documents, to be executed and delivered hereto, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

          4.4. Due Authorization and Issuance of Share Consideration. The Share Consideration, when issued pursuant to the terms of Section 1.4 of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any liens, except that such shares of Frontline Common Stock will be "restricted securities", as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act, and will be subject to restrictions on transfers pursuant to such rules and regulations.

     5. Indemnification.

          5.1. Indemnification by the Seller. Subject to the consummation of the transactions contemplated hereby, the Seller and Shareholders hereby indemnify and agree to defend and hold harmless Purchaser for one year after the Closing from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which Purchaser may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection any misrepresentation of a material fact contained in any representation of Seller or Shareholders and contained in, or the breach by Seller or Shareholders of any warranty or covenant made by them, in any Seller Documents except as same would not have a material adverse effect on the Business. Any indemnification claims under this Section 5.1 shall not exceed the amount of the Note, and shall be satisfied by reducing the outstanding amount due under the Note.

          5.2. Indemnification by Purchaser. Subject to the consummation of the transactions contemplated hereby, Purchaser hereby indemnifies and agrees to defend and hold harmless Seller and Shareholders for one year after the Closing from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or they may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in any representation of Purchaser contained in, or the breach by Purchaser of any warranty or covenant made by it, in any Purchaser Documents, except that such indemnification shall not exceed $728,600.

          5.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 5.1 or 5.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have ten (10) business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties. Any indemnification claims under this Section 5.3 shall not exceed the amount of the Note, and shall be satisfied by reducing the amount due under the Note.

          5.4. No Limitation on Direct Claims. Notwithstanding any limitation on indemnity claims, nothing in this Section 5 shall limit Purchaser's right to pursue a direct claim against Seller based upon any breach of this Agreement.

          5.5. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

     6. Covenants

          6.1. Investigation.

               (a) The parties hereto hereby agree that all confidential information of a party to which the other party (or its agents, attorneys, representatives, or employees) obtains access shall be deemed "Confidential Information." As used in this Section, the term "Confidential Information" shall mean any and all information (oral and written) relating to the Business, including, but not limited to, information relating to:

          identity and description of goods and services used; purchasing; costs; pricing; sources; machinery and equipment; technology; research, test procedures and results; customers and prospects; marketing; and selling and servicing.

               (b) After the Closing Date Seller and Purchaser agrees not to, at any time, directly or indirectly, use (except in connection with the performance of the Shareholders' duties under their respective Consulting Agreements), communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

          6.2. Noncompete Covenant.

               (a) The Seller and Shareholders hereby agree after the Closing Date, not to, until the second anniversary of the Closing Date directly or indirectly (A) engage or become interested in any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) engaged in any business then engaged in by Purchaser or Seller in the States of Delaware, Virginia, Maryland, Washington D.C., New Jersey, Pennsylvania and New York in which Purchaser or Seller conducts business as of the Closing Date. Notwithstanding the foregoing, nothing in this paragraph shall prevent the Seller or the Shareholder from becoming an owner, either directly or in directly, of up to two percent (2%) of the publicly traded capital stock, or up to a ten (10%) interest in a privately held company, held solely for investment purposes, of any other corporation engaged in the same or similar Business as the Company. For the purpose of this provision, "the Business" is defined as outlined in the Preamble. Shareholders and Seller further agree until the second anniversary of the Closing Date not to take any other action which constitutes an interference with or a disruption of the continued operation of the Business or Purchaser's use, ownership and enjoyment of the Purchased Assets. Purchaser agrees that the restrictions set forth above shall be null and void if Purchaser defaults under the terms of the Note.

               (b) For purposes of clarification, but not of limitation, the Seller and the Shareholders acknowledge and agree that the provisions of subsection 6.2 above shall serve as a prohibition against them, during the period and geographic area described therein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Business to discontinue or alter his or its relationship with the Business.

               (c) The parties hereto hereby acknowledge and agree that (i) Purchaser would be irreparably injured in the event of a breach by the Seller or Shareholders of any of their obligations under this Section 6.2, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) Purchaser shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

               (d) It is the intent of the parties hereto that the covenants contained in this Section 6.2 shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought, hereby acknowledges that said restrictions are reasonably necessary for the protection of

          Purchaser. Accordingly, it is hereby agreed that if any one or more of the provisions of Section 6.2 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be construed by limiting and reducing it so as to be enforceable to the extent permissible.

          6.3. Consummation of Transaction. Each of the parties hereto hereby agrees to use its best efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

          6.4. Cooperation/Further Assurances.

               (a) Each of the parties hereto hereby agrees for a period of not less than ninety (90) days following the Closing Date (i) to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents and
          (ii) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

               (b) During the Transition Period (as defined in Section 1.5 above), the Seller agrees to make available the personnel listed in
          Schedule 6.4 (the "Transition Employees") to provide assistance in the orderly transfer of customer accounts from Seller to Purchaser, including without limitation technical support, customer service and administrative services with respect to billing. Purchaser shall reimburse Seller for the cost of the Transition Employees as set forth in Schedule 6.4. Seller shall use its best efforts to obtain a written agreement from each of the Transition Employees, in substantially the form attached hereto as Exhibit L, in which the Transition Employee agrees to remain in his or her current position during the Transition Period in return for his or her hourly rate, plus a bonus equal to four weeks pay.

               (c) Seller and Shareholders agree to make all information available to, and to cooperate fully with, Purchaser and their accountants, legal counsel or other authorized representatives (at Purchaser's sole expense), with respect to the preparation and submission of audited financial statements for Seller, in accordance with GAAP and Regulation S-X, as may be required by any government or regulatory agency following the transactions contemplated hereby.

          6.5. Name Change/Dissolution. Within ninety (90) days of the Closing Date, Shareholders will either: (a) file a Certificate of Amendment with the


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


     Delaware Secretary of State changing the name of DelaNET, Inc. to a name bearing no relation to DelaNET, Inc. or (b) file a certificate of dissolution dissolving the corporation.

          6.6. Broker. Each of Purchaser and Seller represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

          6.7. Bulk Sales. Seller shall either (1) comply with applicable Bulk Sales Law pursuant to Article 6 of the Uniform Commercial Code or applicable Delaware Bulk Sales laws (the "Bulk Sales Law") or (2) waive compliance with the Bulk Sales Law and agree to indemnify and hold harmless Purchaser from and against any and all claims, damages, costs, liabilities, and similar (including without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred) which arise out of, to, or are in connection with the failure to comply with the Bulk Sales Law. Seller assumes liability for and shall pay all New Jersey, Delaware, Maryland and Pennsylvania sales, bulk transfer and similar taxes incurred as a result of the sale of the Purchased Assets to Purchaser.

     7. Fees, Amendment and Waiver.

          7.1. Fees and Expenses. Purchaser, on the one hand, and Seller, on the other hand, shall each bear their own expenses in connection with the transactions contemplated hereby.

          7.2. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          7.3. Waiver. Failure by any party to enforce its rights under this Agreement shall not be deemed a waiver of said party's rights under this Agreement. No waiver shall be deemed valid unless in writing and signed by all parties.

     8. Survival of Representations and Warranties.

          Each of the parties hereto hereby agrees that: (i) representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto with respect to environmental compliance and ERISA matters shall be true and correct as of the Closing Date; and (ii) all other representations or warranties made herein shall survive the Closing Date for a period of one (1) year after the Closing Date.

     9. General Provisions.

          9.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the


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


     earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     If to Purchaser:                       Frontline Communications Corp.
                                            One Blue Hill Plaza
                                            Suite 1548
                                            Pearl River, New York 10965
                                            Attn:  Amy Wagner-Mele, Esq.

     with a copy to:                        Blank Rome Tenzer Greenblatt LLP
                                            405 Lexington Avenue
                                            New York, New York 10174
                                            Attn:  Emanuel Adler, Esq.

     If to Seller or Shareholders:          DelaNET, Inc.
                                            262 Quigley Boulevard
                                            New Castle, DE 19720
                                            Attn:  Michael Brown

     With a copy to:                        Richards, Layton & Finger
                                            1 Rodney Square
                                            Wilmington, DE  19899
                                            Attn: Gregory V. Varallo, Esq.

          9.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

          9.3. Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          9.4. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

          9.5. Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.


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


          9.6. Passage of Title and Risk of Loss. Legal title, equitable title, obligations and risk of loss with respect to the Purchased Assets and Assumed Liabilities will not pass to Purchaser until such Purchased Assets and Assumed Liabilities are transferred at the closing, which transfer, once it has occurred will be deemed effective for tax, accounting and other computational purposes as of 11:59:59 pm EST on June 20, 2000.

          9.7. Certain Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which such provision is inconsistent with any prior draft hereof.

          9.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. Any controversy or claim arising out of, or relating to this Agreement or the breach thereof shall be settled by arbitration, in accordance with the current rules of the American Arbitration Association, by an arbitrator mutually agreed to by the parties or appointed by the American Arbitration Association if the parties cannot so agree and judgment upon the award rendered may be entered in the Delaware court of Chancery if the Seller is the prevailing party and the United States District Court for the Southern District of New York if Purchaser is the prevailing party. The arbitration proceedings shall be held at a location which shall have been mutually agreed upon by the parties, which location shall be approximately equidistant to both parties.

          9.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.


AGREED TO AND ACCEPTED AS OF
THIS 20th DAY OF JUNE, 2000


                                                  FRONTLINE COMMUNICATIONS CORP.



                                                  By:
                                                  Title:

                                                  DELANET, INC.



                                                  By:
                                                  Title:

                                             MICHAEL BROWN, SHAREHOLDER


                                             ---------------------------


                                             DONALD MCINTIRE, SHAREHOLDER


                                             ---------------------------


                                       20